Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Sterling Check Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other (2)	5,342,760 (3)	$12.27 (2)	$65,555,665.20	0.0001102	$7,224.24
Equity	Common Stock, par value $0.01 per share	Other (2)	967,179 (4)	$12.27 (2)	$11,867,286.33	0.0001102	$1,307.77
Total Offering Amounts					$77,422,951.53		$8,532.01
Total Fee Offsets							$0
Net Fee Due							$8,532.01
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(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 (the “Registration Statement”) also covers an indeterminate number of additional shares of common stock, par value $0.01 per share (“Common Stock”) of Sterling Check Corp. (the “Registrant”) which may be offered and issued to prevent dilution resulting from stock splits, stock distributions or similar transactions.

(2)
Pursuant to Rules 457(c) and (h) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee and are based on a price of $12.27 per share of Common Stock, which is the average of the high and low prices of the Common Stock on February 24, 2023, as reported on the Nasdaq Global Select Market.

(3)	Covers shares of Common Stock of the Registrant issuable under the Sterling Check Corp. 2021 Omnibus Incentive Plan.
(4)	Covers shares of Common Stock issuable under the Sterling Check Corp. 2021 Employee Stock Purchase Plan.